UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: March 9, 2006

(Date of Earliest Event Reported)

PENN VIRGINIA RESOURCE PARTNERS, L.P.

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-16735	23-3087517
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Three Radnor Corporate Center, Suite 300 100 Matsonford Road, Radnor, Pennsylvania	19087
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 687-8900

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2006, Penn Virginia Resource GP, LLC (the “Company”), the general partner of Penn Virginia Resource Partners, L.P. (the “Partnership”) and a wholly owned subsidiary of Penn Virginia Corporation (the “Parent”), entered into an Executive Change of Control Severance Agreement (a “Severance Agreement”) with each of Keith D. Horton, President and Chief Operating Officer of the Company, and Ronald K. Page, Vice President, Corporate Development of the Company (the “Executive Officers”), containing the terms and conditions described below. The Severance Agreement of each Executive Officer replaced a prior Executive Change of Control Severance Agreement dated as of February 28, 2006 between the Parent and the Executive Officer.

Term. Each Severance Agreement has a two-year term which is automatically extended for consecutive one-day periods until terminated by notice from the Company. If such notice is given, the Severance Agreement will terminate two years after the date of such notice.

Triggering Events. Each Severance Agreement provides severance benefits to the Executive Officer upon the occurrence of two events (the “Triggering Events”). Specifically, if a change of control of the Company or the Parent occurs and, within two years after the date of such change of control, either (a) the Executive Officer’s employment is terminated for any reason other than for cause or the Executive Officer’s inability to perform his duties for at least 180 days due to mental or physical impairment or (b) the Executive Officer terminates his employment due to a reduction in authority, duties, title, status or responsibility, a reduction in base salary, a discontinuation of a material incentive compensation plan in which he participated, the Company’s failure to obtain an agreement from its successor to assume his Severance Agreement or the relocation by more than 100 miles of the Company’s office at which he was working at the time of the change of control, then the Executive Officer will receive the change of control severance payments and other benefits described below.

Change of Control Severance Benefits. Upon the occurrence of the Triggering Events, the Executive Officer will receive a lump sum, in cash, of an amount equal to three times the sum of the Executive Officer’s annual base salary plus the highest cash bonus paid to him during the two-year period prior to termination, subject to reduction as described below under “Excise Taxes.” In addition, all options to purchase Parent stock then held by the Executive Officer will immediately vest and will remain exercisable for the shorter of three years or the remainder of the options’ respective terms and all restricted Parent stock and all restricted Partnership units then held by the Executive Officer will immediately vest and all restrictions will lapse. The Company will also provide certain health and dental benefit related payments to the Executive Officer as well as certain outplacement services.

Excise Taxes. If the Company’s independent registered public accountants determine that any payments to be made or benefits to be provided to the Executive Officer under his Severance Agreement would result in him being subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, such payments or benefits will be reduced to the extent necessary to prevent him from being subject to such excise tax.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Executive Change of Control Severance Agreement dated as of March 9, 2006 between Penn Virginia Resource GP, LLC and Keith D. Horton.

10.2	Executive Change of Control Severance Agreement dated as of March 9, 2006 between Penn Virginia Resource GP, LLC and Ronald K. Page.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2006

Penn Virginia Resource Partners, L.P.

By:	Penn Virginia Resource GP, LLC
its general partner

By:	/s/ Nancy M. Snyder
Nancy M. Snyder
Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
10.1	Executive Change of Control Severance Agreement dated as of March 9, 2006 between Penn Virginia Resource GP, LLC and Keith D. Horton.

10.2	Executive Change of Control Severance Agreement dated as of March 9, 2006 between Penn Virginia Resource GP, LLC and Ronald K. Page.